Exhibit (b)
Calculation of Filing Fee Tables
Schedule TO
(Form Type)
Bilibili Inc.
(Name of Issuer)
Table 1 – Transaction Valuation

	Transaction valuation	Fee rate	Amount of filing fee

Fees to Be Paid	—	0.00015310 (2)	—

Fees Previously Paid	$432,407,000.00 (1)		$66,201.51 (2)

Total Transaction Valuation	$432,407,000.00

Total Fees Due for Filing			$66,201.51 (2)

Total Fees Previously Paid			$66,201.51 (2)

Total Fee Offsets			—

Net Fee Due			—

(1)
Estimated solely for purposes of calculating the filing fee. The aggregate purchase price of the 0.50% Convertible Senior Notes due 2026 (the “Notes”) is $432,407,000, representing 100% of the principal amount of the Notes outstanding as of October 21, 2024 (excluding accrued but unpaid interest).

(2)
The filing fee of $66,201.51 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on October 21, 2024 by Bilibili Inc. (File
No. 005-90674).
The amount of the filing fee, calculated in accordance with Rule
0-11
under the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the value of the transaction.